Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post–Effective Amendment No. 108 to the Registration Statement on Form N–1A of Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund of our report dated February 11, 2021; Fidelity Advisor New Insights Fund, Fidelity Series Opportunistic Insights Fund, Fidelity Contrafund and Fidelity Contrafund K6 of our reports dated February 12, 2021, relating to the financial statements and financial highlights, which appear in the above referenced funds Annual Reports to Shareholders on Form N-CSR for the year ended December 31, 2020.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 19, 2021